NEWS RELEASE

BROOKFIELD HOMES ANNOUNCES 1ST QUARTER NET NEW ORDERS

Del Mar, California, April 3, 2003 — (BHS: NYSE) Net new orders and active selling communities for the three months ending March 31st were as follows:

	Net New Orders		Active Selling Communities

	2003	2002	2003	2002

San Francisco Bay Area	80	104	5	5
Southland / Los Angeles	61	171	4	11
San Diego / Riverside	151	64	5	3
Northern Virginia	130	120	13	13

	422	459	27	32

Net new orders during the first quarter 2003 were 37 units lower than the same period in 2002. The primary reason for the decline was having fewer active communities this year principally in the Southland / Los Angeles market offset by higher new orders in the San Diego / Riverside markets. First quarter 2003 net new orders together with the order backlog at December 31, 2002 of 468 units total approximately 57% of our 2003 planned 1,550 home closings.

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Brookfield Homes Corporation

Brookfield Homes Corporation is a residential homebuilder and land developer, building homes and developing land in master-planned communities and infill locations. We design, construct and market single-family and multi-family homes primarily to move-up and luxury homebuyers. We also develop land for our own communities and sell lots to other homebuilders. Our portfolio includes over 20,000 lots owned and controlled in the San Francisco Bay Area; Southland / Los Angeles; San Diego / Riverside; and Northern Virginia markets. For more information, visit the Brookfield Homes website at www.brookfieldhomes.com.

Contact Information:

Linda Northwood
Director, Investor Relations
Tel: 858-481-2567
Email: lnorthwood@brookfieldhomes.com

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Note: Certain statements in this press release that are not historical facts, including information concerning planned home closings, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Undue reliance should not be placed on forward-looking statements because they involve known and unknown risks, uncertainties and other factors, which may cause the actual results to differ materially from the anticipated future results expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially from those set forward in the forward-looking statements include, but are not limited to: changes in general economic, real estate and other conditions; mortgage rate changes; availability of suitable undeveloped land at acceptable prices; adverse legislation or regulation; ability to obtain necessary permits and approvals for the development of our land; availability of labor or materials or increases in their costs; ability to develop and market our master-planned communities successfully; confidence levels of consumers; ability to raise capital on favorable terms; adverse weather conditions and natural disasters; relations with the residents of our communities; risks associated with increased insurance costs or unavailability of adequate coverage and ability to obtain surety bonds; competitive conditions in the homebuilding industry, including product and pricing pressures; and additional risks and uncertainties referred to in our Form 10-K and other SEC filings, many of which are beyond our control. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.